EXHIBIT 3.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         LASER MORTGAGE MANAGEMENT, INC.

     LASER MORTGAGE MANAGEMENT, INC., a corporation duly organized and existing by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     1. The name of the Corporation is LASER Mortgage Management, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 1, 2001.

     2. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by written consent of the sole stockholder in lieu of a meeting of stockholders in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     3. The Certificate of Incorporation of the Corporation is amended and restated to read in full as follows:

     FIRST: The name of this Corporation (hereinafter called the "Corporation") is LASER Mortgage Management, Inc.

     SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle (zip code 19801); and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

     THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: Section 4.1. AUTHORIZED CAPITAL STOCK. The total number of shares of stock that this Corporation shall have authority to issue is twenty five million (25,000,000) shares, of which five million (5,000,000) shares of the par value of $.01 per share shall be Preferred Stock and twenty million (20,000,000) shares of the par value of $.001 per share shall be Common Stock. The holders of shares of Common Stock shall have one vote per share.

     Section 4.2. PREFERRED STOCK. The Board of Directors of the Corporation is hereby expressly granted the authority by resolution or resolutions to establish and issue the Preferred Stock in one or more series with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights and with such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the establishment and issuance thereof adopted by the Board of Directors.

     FIFTH: Section 5.1. NUMBER. The number of directors of the Corporation shall be five (5), which number may be increased or decreased pursuant to the By-Laws of the Corporation, but shall never be less than the minimum number required by the Delaware General Corporation Laws (the "DGCL") now or hereafter in force.

     Section 5.2. CLASSES. The directors shall be divided into three classes as follows: (1) the term of office of Class I shall be until the 2004 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; (2) the term of office of Class II shall be until the 2002 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified; and (3) the term of office of Class III shall be until the 2003 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director elected by stockholders shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     Section 5.3. DIRECTORS. The names of the directors serving at the time of the approval of this Restated Certificate of Incorporation and their respective classes are as follows:

        DIRECTOR                                     CLASS
        --------                                     -----

        Mark W. Hobbs                                  I
        Arthur House                                   II
        Ronald J. Artinian                             II
        Jonathan Ilany                                 III
        William J. Michaelcheck                        III

     Section 5.4. REMOVAL. Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.

     Section 5.5. AMENDMENTS. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, a vote of the stockholders entitled to cast at least two-thirds of all votes entitled to cast thereon at any duly held annual or special meeting of stockholders and a vote of at least two-thirds of the Board of Directors is required to amend, alter, change, repeal or adopt any provisions inconsistent with this Article FIFTH.

     SIXTH: The power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors, PROVIDED, HOWEVER, such action does not conflict with this Restated Certificate of Incorporation.

     SEVENTH: Section 7.1 DEFINITIONS. For the purpose of this Article SEVENTH, the following terms shall have the following meanings:

     "AGGREGATE STOCK OWNERSHIP LIMIT" shall mean the Beneficial Ownership of 9.8%, in number of shares or value, of each class of outstanding capital stock of the Corporation. The number and value of shares of the outstanding capital stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

     "BENEFICIAL OWNERSHIP" shall mean ownership of capital stock by a Person, whether the interest in the shares of capital stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms "Beneficial Owner," "Beneficially Owning," "Beneficially Own" and "Beneficially Owned" shall have the correlative meanings.

     "BUSINESS DAY" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

     "CAPITAL STOCK" shall mean stock that is either Common Stock, Preferred Stock or any other class of capital stock of the Corporation classified or reclassified pursuant to Article FOURTH or this Article SEVENTH.

     "CHARITABLE BENEFICIARY" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each Sections 170(b)(1)(A) (without regard to clauses (vii) or (viii) thereof), 2055 and 2522 of the Code, provided selecting such beneficiary or beneficiaries would not violate Section 7.2.1(a) hereof.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "COMMON STOCK OWNERSHIP LIMIT" shall mean Beneficial Ownership or Constructive Ownership of not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

     "CONSTRUCTIVE OWNERSHIP" shall mean ownership of capital stock by a Person, whether the interest in the shares of capital stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

     "EXCEPTED HOLDER" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

     "EXCEPTED HOLDER LIMIT" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, and subject to adjustment pursuant to
Section 7.2.8, the percentage limit with respect to such holder established by the Board of Directors pursuant to Section 7.2.7.

     "EXISTING HOLDER" shall mean Ellington Management Group, L.L.C., Highfields Capital Ltd. and Kingdon Capital Management LLC; provided, however, that any Person to whom an Existing Holder transfers Beneficial Ownership of Common Stock will be subject to the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, unless specifically exempted by the Board of Directors pursuant to Section 7.2.7.

     "EXISTING HOLDER LIMIT" shall mean (i) for Ellington Management Group, L.L.C., 1,475,000 shares of Common Stock, (ii) for Highfields Capital Ltd., 3,275,900 shares of Common Stock and (iii) for Kingdon Capital Management LLC, 1,617,600 shares of Common Stock.

     "INITIAL DATE" shall mean May 1, 2001.

     "MARKET PRICE" on any date shall mean, with respect to any class or series of outstanding shares of capital stock, the Closing Price for such capital stock on such date. The "Closing Price" on any date shall mean the last sale price for such capital stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such capital stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such capital stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such capital stock is listed or admitted to trading or, if such capital stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such capital stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such capital stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such capital stock, the fair market value of the capital stock, as determined in good faith by the Board of Directors of the Corporation.

     "NYSE" shall mean the New York Stock Exchange.

     "PERSON" shall mean an individual, corporation, joint venture, limited liability company, unincorporated organization, partnership, estate, state or political subdivision thereof, government agency, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, but does not include an Underwriter participating in an offering of Common Stock, Preferred Stock, and/or convertible securities of the Corporation, provided that the ownership of such Common Stock, Preferred Stock and/or convertible securities by such Underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code and would not otherwise result in the Corporation's failure to qualify as a REIT.

     "PROHIBITED OWNER" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of capital stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

     "REIT" shall mean a real estate investment trust as defined under Section 856 of the Code.

     "RESTRICTION TERMINATION DATE" shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of capital stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

     "TRANSFER" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of capital stock or the right to vote or receive dividends on capital stock, including (a) the granting or exercise of any option or warrant (or any disposition of any option or warrant),
(b) any disposition of any securities or rights convertible into or exchangeable for capital stock or any interest in capital stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of capital stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

     "TRUST" shall mean the trust created pursuant to this Article SEVENTH, provided for in Section 7.3.1.

     "TRUSTEE" shall mean the Person unaffiliated with the Corporation, a Prohibited Owner and any Charitable Beneficiary, that is appointed by the Corporation to serve as trustee of the Trust, and any successor or trustee appointed by the Trustee.

     "UNDERWRITER" shall mean a securities firm or other similar entity only in its capacity as a party of an underwriting agreement with the Corporation entered into with the intent of such firm or other entity acquiring securities of the Corporation for resale.

     Section 7.2. CAPITAL STOCK

     7.2.1 OWNERSHIP LIMITATIONS. Subject to Section 7.2.10, during the period commencing on the Initial Date and prior to the Restriction Termination Date:

     (a) BASIC RESTRICTIONS.

          (i) (1) No Person, other than an Excepted Holder or an Existing Holder, shall Beneficially Own or Constructively Own shares of capital stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder or an Existing Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit, (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of capital stock in excess of the Excepted Holder Limit for such Excepted Holder, and (4) no Existing Holder shall Beneficially Own or Constructively Own shares of capital stock in excess of the Existing Holder Limit for such Existing Holder.

          (ii) No Person shall Beneficially Own or Constructively Own shares of capital stock to the extent that such Beneficial or Constructive Ownership of capital stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the
     Code).

          (iii) Any Transfer of shares of capital stock that, if effective, would result in any person Beneficially Owning or Constructively Owning any shares of capital stock in violation of Section 7.2.1(a) or Section 7.2.1(a)(ii) shall be null and void AB INITIO, and the purported transferee or purported owner shall acquire no rights to, or economic interest in, any capital stock held in violation of these restrictions.

          (iv) Notwithstanding any other provisions contained herein, any Transfer of shares of capital stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the capital stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be null and void AB INITIO, and the intended transferee shall acquire no rights in such shares of capital stock.

     (b) TRANSFER IN TRUST. If, notwithstanding the other provisions contained in this Article SEVENTH, there is a purported Transfer, change in capital structure or other event such that, if effective, any Person would Beneficially Own or Constructively Own Shares of capital stock in violation of Section 7.2.1(a)(i) or Section 7.2.1(a)(ii), or, any Transfer of shares of capital stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of capital stock in violation of Section 7.2.1(a)(i) or (a)(ii),

          (i) then that number of shares (rounded to the nearest whole shares) of the capital stock, the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (a)(ii) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective on the close of business on the Business Day prior to the date of such purported Transfer or other event, and such Person shall acquire no rights in such shares; and

          (ii) upon the transfer of a share of capital stock to the Trust described in clause (i) of this subsection 7.2.1(b), such share shall have such voting, dividend, liquidation and other rights, and shall be subject to such terms and limitations, as set forth in Section 7.3 of this Article SEVENTH.

     7.2.2 REMEDIES FOR BREACH. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of
Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of capital stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; PROVIDED, HOWEVER, that any Transfers or attempted Transfers or other events in violation of Section 7.2.1 shall be null and void and shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void AB INITIO as provided above irrespective of any action (or non-action) by the Board of Directors or a Committee thereof.

     7.2.3 NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of capital stock that will or may violate Section 7.2.1(a), or any Person who would have owned shares of capital stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such proposed or attempted transaction, give at least 15 days' prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

     7.2.4 OWNERS REQUIRED TO PROVIDE INFORMATION. From the Initial Date and prior to the Restriction Termination Date:

     (a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of capital stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of capital stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and ensure compliance with the Aggregate Stock Ownership Limit; and

     (b) each Person who is a Beneficial Owner or Constructive Owner of capital stock and each Person (including the stockholder of record) who is holding capital stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

     7.2.5 REMEDIES NOT LIMITED. Nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT and to ensure compliance with Section 7.2.1(a).

     7.2.6 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in
Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. If Section 7.2 or
7.3 requires an action by the Board of Directors and this Restated Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 7.1, Section
7.2 or Section 7.3.

     7.2.7 EXCEPTIONS.

     (a) Subject to Section 7.2.1(a)(ii), the Board of Directors of the Corporation, in its sole discretion, may exempt, prospectively or retroactively, a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase, prospectively or retroactively, an Excepted Holder Limit or Existing Holder Limit for such Person, if:

          (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership or Constructive Ownership of such shares of capital stock will violate Section 7.2.1(a)(i) or 7.2.1(a)(ii);

          (ii) such Person does not and represents that it will not, actually own or Constructively Own, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to, actually own or Constructively Own, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Persons are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of rent that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

          (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of capital stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and Section 7.3.

     (b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

     (c) The Board of Directors may only reduce any Excepted Holder Limit or Existing Holder Limit: (1) with the written consent of such Excepted Holder or Existing Holder at any time, or (2) pursuant to the terms and conditions of the agreements and understandings entered into with such Excepted Holder or Existing Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder or the Existing Holder Limit for that Existing Holder. No Excepted Holder Limit or Existing Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

     7.2.8 INCREASE IN AGGREGATE STOCK OWNERSHIP AND COMMON STOCK OWNERSHIP LIMITS. The Board of Directors, in its discretion, may from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit; PROVIDED, HOWEVER, that:

     (a) Any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately);

     (b) Neither ownership limitation may be increased if, after giving effect to such increase, five Persons could Beneficially Own or Constructively Own, in the aggregate, more than 50.0% in value of the shares of capital stock then outstanding; and

     (c) Prior to the modification of either of the ownership limitations, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

     7.2.9 LEGEND. Each certificate for shares of capital stock or securities exercisable or exchangeable for or convertible into shares of capital stock shall bear the following legend:

          "The securities represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer. Subject to certain further restrictions and except as expressly provided in the Corporation's Certificate, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation's Common Stock in excess of 9.8 percent (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or an Existing Holder (in which case the Existing Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of capital stock of the Corporation in excess of 9.8 percent of the value of the total outstanding shares of capital stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or an Existing Holder (in which case the Existing Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own shares of capital stock that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and
          (iv) no Person may Transfer shares of capital stock if such Transfer would result in the shares of capital stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of capital stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of capital stock in excess or in violation of the above limitations must immediately notify the Corporation. Attempted transfers of ownership in violation of these restrictions shall be null and void AB INITIO. In addition, if any of the restrictions on transfer or ownership are violated, the shares of capital stock represented hereby may be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void AB initio. All capitalized terms in this legend have the meanings defined in the Restated Certificate of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of capital stock of the Corporation on request and without charge."

     7.2.10 SETTLEMENTS PERMITTED. Nothing contained in this Article SEVENTH or any provision hereof shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Although settlement of any transaction is permitted, any transferee in such transaction shall be subject to all the provisions and limitations set forth in this Article SEVENTH.

     Section 7.3. TRANSFER OF CAPITAL STOCK IN TRUST.

     7.3.1 OWNERSHIP IN TRUST. Upon any purported Transfer or other event described in Section 9.2.1(b) that would result in a transfer of shares of capital stock to a Trust, such shares of capital stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Prohibited Owner and any Charitable Beneficiary. Each Charitable Beneficiary shall be designated by the Trustee as provided in Section 7.3.6.

     7.3.2 STATUS OF SHARES HELD BY THE TRUSTEE. Shares of capital stock held by the Trustee shall be issued and outstanding shares of capital stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

     7.3.3 DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of capital stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of capital stock have been transferred to the Trustee shall be paid with respect to such shares of capital stock to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Delaware law, effective as of the date that the shares of capital stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion)
(i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of capital stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this Article Seventh, until the Corporation has received notification that shares of capital stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

     7.3.4 SALE OF SHARES BY TRUSTEE. Within 20 days of receiving notice from the Corporation that shares of capital stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 9.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of capital stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

     7.3.5 PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of capital stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of
(i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to
Section 7.3.4. Upon such sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

     7.3.6 DESIGNATION OF CHARITABLE BENEFICIARIES. The Trustee shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of capital stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (without regard to clauses (vii) or (viii) thereof), 2055 and 2522 of the Code.

     EIGHTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (1) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under
Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

     NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

     TENTH: The Corporation elects, pursuant to Section 228 of General Corporation Law of the State of Delaware, to permit stockholder action in lieu of a meeting upon the unanimous written consent of all stockholders entitled to take such action at a meeting.

     IN WITNESS WHEREOF, LASER Mortgage Management, Inc. has caused this certificate to be signed by its duly authorized officer this 27th day of July, 2001.


                                  LASER MORTGAGE MANAGEMENT, INC.


                                  By: /s/ William J. Michaelcheck
                                      ---------------------------------------
                                      Name:  William J. Michaelcheck
                                      Title: President